Exhibit 3.2

BDCA VENTURE, INC.

AMENDMENT TO AMENDED AND RESTATED BYLAWS

WHEREAS, the Board of Directors has previously approved an Articles of Amendment to the change in the name of BDCA Venture, Inc. (the “Company”) to Crossroads Capital, Inc. (the “Charter Amendment”); and

WHEREAS, in connection with the Charter Amendment, the Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Amended and Restated Bylaws of the Company currently in effect (the “Bylaws”) to change the name of the Company from BDCA Venture, Inc. to Crossroads Capital, Inc.; and

WHEREAS, the Company has duly filed the Charter Amendment with the State Department of Assessments and Taxation of Maryland to be effective at 4:01 p.m. Eastern time on December 2, 2015; and

WHEREAS, pursuant to Article XIV of the Company’s Bylaws, the Board of Directors has the power, at any time, to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws;

NOW, THEREFORE, BE IT RESOLVED, the Board of Directors does hereby amend its Bylaws as set forth below effective upon the effectiveness of the Charter Amendment;

FIRST:  The Bylaws are hereby amended by replacing “BDCA Venture, Inc.” in each place in which such name appears in the Bylaws with “Crossroads Capital, Inc.”

SECOND:  This amendment to the Bylaws was approved by the Board of Directors of the Company in accordance with its Bylaws by resolutions duly adopted by the Board of Directors by written consent without a meeting on November 18, 2015.

Dated: December 2, 2015

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